EXHIBIT 99.1
AGREEMENT
     The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, that the Amendment No. 3 to Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.
Dated: February 5, 2007

TRUSTEES OF THE BLANCHE EBERT SEAVER ENDOWMENT FOR FRANK R. SEAVER COLLEGE DATED AUGUST 27, 1982
Northern Trust, NA (successor in interest by merger to Northern Trust Bank of California N.A.), Co-Trustee
By:	/s/ Ann V. Marsh

Name:	Ann V. Marsh
Title:	Senior Vice President
By:	/s/ Richard C. Seaver

Name:	Richard C. Seaver
Title:	Co-Trustee
By:	/s/ Myron E. Harpole

Name:	Myron E. Harpole
Title:	Co-Trustee
NORTHERN TRUST, NA (SUCCESSOR IN INTEREST BY MERGER TO NORTHERN TRUST BANK OF CALIFORNIA N.A.), CO-TRUSTEE, THE BLANCHE EBERT SEAVER ENDOWMENT FOR FRANK R. SEAVER COLLEGE
By:	/s/ Ann V. Marsh

Name:	Ann V. Marsh
Title:	Senior Vice President